Exhibit 99.1
JOINT NEWS RELEASE
Berkshire Hills and Hampden Bancorp Report Receipt of Regulatory Approvals and Anticipated Merger Closing Date

PITTSFIELD, Mass. and SPRINGFIELD, Mass., April 14, 2015 Berkshire Hills Bancorp, Inc. (NYSE: BHLB) and Hampden Bancorp, Inc., (NASDAQ: HBNK) jointly reported that all regulatory approvals relating to the merger of Hampden with and into Berkshire have been received. Hampden shareholders previously approved the merger at a special meeting of shareholders on March 12, 2015. The merger is anticipated to close on or about April 17, 2015.

"We are very pleased to receive regulatory approval for our merger with Hampden as planned," stated Michael P. Daly, Berkshire's President and CEO. "Berkshire has a culture of regulatory compliance and strong risk management systems that facilitates merger partnerships. We look forward to completing the merger and integration, and to serving Hampden's customers and welcoming its employees and shareholders."

Glenn S. Welch, Hampden's President and CEO added, "I'm excited to be joining Berkshire's team and look forward to continuing to work with Hampden's community supporters and our valued employees who will be a part of the continued growth of this outstanding banking franchise."

As previously announced, upon completion of the merger, Hampden shareholders will be entitled to receive 0.81 shares of Berkshire common stock for each share of Hampden common stock. The exchange ratio is fixed and the transaction is expected to qualify as a tax-free exchange for shareholders of Hampden Bancorp, Inc.

BACKGROUND
Berkshire Hills Bancorp is the parent of Berkshire Bank – America's Most Exciting Bank®. The Company has $6.5 billion in assets and 91 full-service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

Hampden Bancorp, Inc. is the parent of Hampden Bank. Established in 1852, Hampden Bank has $0.7 billion in assets and 10 branch offices providing a full range of community bank service to families and businesses in the Springfield, MA area.

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire's most recent reports on Forms 10-K and 10-Q and reports related to the merger which have been filed with the Securities and Exchange Commission and which are available on the SEC's website at www.sec.gov. Berkshire does not undertake any obligation to update forward-looking statements.

Contacts
Hampden Bancorp, Inc.: Tara Corthell,
CFO and Treasurer
Telephone: 413-452-5150

Berkshire Hills Bancorp, Inc.: Allison O'Rourke,
SVP and Investor Relations Officer
Telephone: 413-236-3149